UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2013

AFFYMAX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33213	77-0579396
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

4001 Miranda Avenue
Palo Alto, California 94304
(Address of principal executive offices and zip code)

(650) 812 -8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Affymax, Inc. (the “Company”) entered into a letter agreement (the “Lonza Termination Agreement”) with Lonza Sales Ltd. (“Lonza”) dated May 28, 2013 to terminate a Supply Agreement by and between the Company and Lonza, dated September 29, 2008, to terminate each of the party’s respective obligations regarding the manufacture and supply of the active ingredient in OMONTYS (the “Lonza Agreement”), and to resolve certain disputes relating to orders, commitments and other obligations arising from the Lonza Agreement related to the termination of manufacturing as a result of the voluntary recall from the market of OMONTYS.

The Company also entered into a letter agreement and related amendment (the “Nektar Settlement Agreement”) with Nektar Therapeutics (“Nektar”) dated May 29, 2013, to resolve and settle certain disputed and undisputed amounts owed by the Company to Nektar under both a License, Manufacturing & Supply Agreement between the parties dated April 8, 2004, as amended, for the supply of raw material necessary for the manufacturing of OMONTYS (the “Nektar Agreement”), and a Master Services Agreement between the parties dated as of October 13, 2011 (together with associated project addenda, the “MSA”).   The Nektar Amendment provides that during the period of suspension of the manufacture and commercial distribution of OMONTYS by the Company and its marketing partner, Takeda Pharmaceutical Company Limited, which suspension was jointly announced on February 23, 2013 (the “Suspension Period”), the Company’s right to submit purchase orders and obligation to submit quarterly rolling forecasts to Nektar under the Nektar Agreement, shall be suspended.  The Nektar Settlement Agreement further provides that if the Company desires to terminate the Suspension Period and reinstate its purchase right, the Company would be obligated to pay $5,000,000 no later than one day after delivery of such notice to Nektar. If the Company does not terminate the Suspension Period by May 1, 2014, the Nektar Amendment provides that the Nektar Agreement shall terminate.

The Company made payments totaling $5,975,000 to Lonza and Nektar in consideration for entering into the Lonza Termination Agreement and the Nektar Settlement Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 1.02 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMAX, INC.

Dated: May 31, 2013	By:	/s/ Herb Cross
Herb Cross
Chief Financial Officer